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                                                                   Exhibit 99.3

                     [Form of Subscription Agency Agreement]

                          SUBSCRIPTION AGENCY AGREEMENT

                   SUBSCRIPTION AGENCY AGREEMENT (this "Agreement"), dated as of June __, 1996, by and between Hanover Direct, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, as Subscription Agent (the "Subscription Agent").

                   WHEREAS, the Company has caused a Registration Statement on Form S-3 (Registration No. 333-2743) under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission (the "Commission") relating to a proposed distribution by the Company of transferable subscription rights (the "Rights") and sale of newly issued shares of the Company's Common Stock, par value $.662/3 per share (the "Common Stock"), upon the exercise of such Rights (such Registration Statement, in the form in which it first becomes effective under the Act, and as it may thereafter be amended from time to time, is referred to herein as the "Registration Statement"; the distribution of the Rights and the sale of shares of Common Stock upon the exercise thereof as contemplated by the Registration Statement is referred to herein as the "Rights Offering");

                   WHEREAS, the Rights will be distributed to holders of record of shares of Common Stock as of the close of business on [__________ __], 1996 (the "Record Date") at a rate of [___] of a Right for each share of Common Stock held on the Record Date;

                   WHEREAS, the Company has authorized the issuance of an aggregate number of authorized and unissued or treasury shares of Common Stock (the "Underlying Shares") equal to the aggregate number of rights to be distributed pursuant to the Rights Offering;

                   WHEREAS, Rights holders will be entitled to subscribe to purchase at a per share price of $[________] (the "Subscription Price") one Underlying Share for each Right held (the "Basic Subscription Privilege");

                   WHEREAS, NAR Group Limited ("NAR") will be entitled to subscribe to purchase any Underlying Shares that are not subscribed for through the Basic Subscription Privilege (the "Standby Purchase Commitment"). The right to subscribe for such Underlying Shares pursuant to the Standby Purchase Commitment is not transferable; and
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                   WHEREAS, the Company desires the Subscription Agent to act on its behalf in connection with the Rights Offering as set forth herein, and the Subscription Agent is willing so to act;

                   NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

                   SECTION 1. Appointment of Subscription Agent. The Company hereby appoints the Subscription Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment. The Company may from time to time appoint such co-subscription agents as it may deem necessary or desirable.

                   SECTION 2. Issue of Securities.

                   (a) The Company has authorized the issuance of the Rights and, following the effectiveness of the Registration Statement and the Record Date, will issue such Rights to holders of record of shares of Common Stock as of the close of business on the Record Date as contemplated by the Registration Statement. The Company will promptly notify the Subscription Agent upon the effectiveness of the Registration Statement. As transfer agent and registrar for the shares of Common Stock, the Subscription Agent shall provide such assistance as the Company may require in order to effect the distribution of the Rights to holders of record of shares of Common Stock as of the close of business on the Record Date, including assistance in determining the number of Rights to be distributed to each such record holder and assistance in distributing the Subscription Certificates (as defined in Section 3(b) hereof) evidencing the Rights and all other ancillary documents.

                   (b) The Company has authorized the issuance of and will hold in reserve the Underlying Shares, and upon the valid exercise of Rights, the Company will issue Underlying Shares to validly exercising Rights holders as set forth in the Prospectus.

                   SECTION 3. Subscription Privileges; Form of Subscription Certificates.

                   (a) Pursuant to the Basic Subscription Privilege, each Right grants to the holder thereof, upon the valid exercise of the Right pursuant to
Section 7 hereof, the right to purchase from the Company one Underlying Share for the Subscription Price.

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                   (b) Pursuant to the Standby Purchase Commitment, each Right grants to NAR, upon the valid exercise of the Right pursuant to Section 7 hereof, the right to purchase from the Company Underlying Shares to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege.

                   (c) The Rights shall be evidenced by subscription certificates (the "Subscription Certificates"). The Subscription Certificates (and the form of election to exercise or transfer rights to be printed on the reverse thereof) shall be substantially in the form attached as Exhibit A hereto. The Subscription Certificates shall be fully transferable.

                   SECTION 4. Signature and Registration.

                   (a) The Subscription Certificates shall be executed on behalf of the Company by its [Chairman] [President] and Chief Executive Officer and by its Secretary by facsimile signature. Any Subscription Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Subscription Certificate, shall be a proper officer of the Company to sign such Subscription Certificate, even if at the date of the execution of this Agreement or the date of the actual issuance of such certificate any such person is not such an officer.

                   (b) The Subscription Agent will keep or cause to be kept, at its principal offices in the State of New York, books for registration and transfer of the Rights issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights and the number of Rights evidenced by each outstanding Subscription Certificate.

                   SECTION 5. Division, Combination and Exchange of Subscription Certificates; Mutilated, Destroyed, Lost or Stolen Subscription Certificates.

                   (a) Subject to the provisions of Section 9 hereof, any Subscription Certificate, or any two or more Subscription Certificates, may be divided, combined or exchanged for any number of Subscription Certificates or for a single Subscription Certificate of different denomination; provided, however, that the aggregate number of Rights evidenced by the Subscription Certificate or Subscription Certificates so issued shall not exceed the aggregate number of Rights evidenced by the Subscription Certificate or Subscription Certificates surrendered in exchange therefor. The foregoing notwithstanding, a bank, trust company, securities dealer or broker holding shares of Common Stock

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on the Record Date for more than one beneficial owner may, by submitting a written request by 5:00 p.m., New York City time on [_________ __], 1996 and upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain Subscription Certificates for the number of Rights which each such beneficial owner would have been entitled to receive pursuant to
Section 9(a) hereof had each such beneficial owner been the holder of record of such beneficial owner's shares on the Record Date; provided, however, that the Company reserves the right to refuse to issue any such Subscription Certificate or Subscription Certificates if such issuance would be inconsistent with the principle that each beneficial owner's holding will be rounded up to the nearest whole Right. No Subscription Certificates evidencing fractional Rights will be issued upon division, combination or exchange of other Subscription Certificates, and any instructions to divide, combine or exchange Subscription Certificates which would result in the issuance of Subscription Certificates evidencing fractional Rights shall be rejected.

                   (b) Any holder desiring to divide, combine or exchange any Subscription Certificate or Subscription Certificates shall make such requests in writing to the Subscription Agent, and shall surrender the Subscription Certificate or Subscription Certificates to be divided, combined or exchanged to the Subscription Agent. Thereupon the Subscription Agent shall deliver to the person entitled thereto a Subscription Certificate or Subscription Certificates, as the case may be, as so requested. In all cases of transfer by an attorney-in-fact, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Subscription Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Subscription Agent shall be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any division, combination or exchange of Subscription Certificates.

                   (c) Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, which may be in the form of an open penalty bond, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Certificate if mutilated, the Company will make and deliver a new

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Subscription Certificate of like tenor to the Subscription Agent for delivery to the registered owner in lieu of the Subscription Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent an indemnity bond must be sufficient in the judgment of both to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a Subscription Certificate is replaced.

                   SECTION 6. Subsequent Issue of Subscription Certificates. Subsequent to their original issuance, no Subscription Certificates shall be issued except (a) Subscription Certificates issued upon any transfer, combination, division or exchange of Rights pursuant to Section 5(a), Section 5(b) or Section 10 hereof, (b) Subscription Certificates issued in replacement of mutilated, destroyed, lost or stolen Subscription Certificates pursuant to
Section 5(c) hereof and (c) Subscription Certificates issued pursuant to Section 7(g) hereof upon the partial exercise of any Subscription Certificate to evidence the unexercised portion of such Subscription Certificate.

                   SECTION 7. Exercise of Rights; Exercise Price; Expiration
Date.

                   (a) The holder of any Subscription Certificate may exercise some or all of the Rights evidenced thereby (but not in amounts of less than one Right or an integral multiple thereof) by delivering to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on [_________ __], 1996 (the "Expiration Date"), a properly completed and executed Subscription Certificate evidencing such Rights (with signatures guaranteed, if necessary, by a commercial bank or trust company having an office or correspondent in the United States or a member firm of a national securities exchange or a member of the National Association of Securities Dealers, Inc. (each, an "Eligible Institution")), together with payment of the Subscription Price (as hereinafter defined) for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Standby Purchase Committment. In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. Exercises of the Standby Purchase Committment may be effected by properly executing and delivering to the Subscription Agent a DTC Participant Standby Purchase Committment Exercise Form, together with payment of the

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appropriate Subscription Price for the number of Underlying Shares for which the
Standby Purchase Committment is to be exercised. Alternatively, the holder of any Subscription Certificate may exercise the Rights evidenced thereby by effecting compliance with the procedures for guaranteed delivery set forth in
Section 7(b) below.

                   (b) If a holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                   (i) such holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege [and the Standby Purchase Commitment] to be received (in the manner set forth in Section 7(d) hereof) by the Subscription Agent on or prior to the Expiration Date;

                   (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from an Eligible Institution, stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege [and the number of Underlying Shares, if any, being subscribed for pursuant to the Standby Purchase Commitment], and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights at or prior to 5:00 p.m., New York City time, on the date five National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") trading days following the date of the Notice of Guaranteed Delivery; and

                   (iii) the properly completed Subscription Certificate(s) evidencing the Rights being exercised, with any required signatures guaranteed, are received by the Subscription Agent, or such Rights are transferred into the DTC account of the Subscription Agent, at or prior to

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         5:00 p.m., New York City time, on the date five NASDAQ trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no.
         (718) 236-4588 or (718) 234-5001).

                   (c) The Rights shall expire at 5:00 p.m., New York City time, on the Expiration Date.

                   (d) The "Subscription Price" shall be $[_____] per share of Common Stock subscribed for pursuant to the Subscription Privilege payable (in United States dollars) (i) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription Agent, as Subscription Agent, or (ii) by wire transfer of funds to the account maintained by the Subscription Agent for such purpose at _______________ Bank, Account No. _____________; ABA No. ______________. The Subscription Price shall be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft or postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above, in payment of the Subscription Price.

                   (e) If an exercising Rights holder has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such holder to the Subscription Agent is not sufficient to purchase the number of shares subscribed for, the Rights holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the Subscription Price delivered to the Subscription Agent and, to the extent that the Subscription Price payment delivered by such holder exceeds the Subscription Price multiplied by the maximum number of whole Rights which may be exercised (such excess being the "Subscription Excess"), the Subscription Agent, as soon as practicable after such exercise of Rights, shall mail to such Rights holder the Subscription Excess paid by such holder without interest or deduction.

                   (f) The Subscription Agent shall pay to, credit to the account of or otherwise transfer to the Company all funds received by the Subscription Agent in payment of the Subscription Price for Underlying Shares subscribed for

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pursuant to the Basic Subscription Privilege, as soon as practicable following the Expiration Date.

                   [(g) Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Standby Purchase Commitment will be held in a segregated account pending issuance of such Excess Shares. If NAR is allocated less than all of the Shares of Common Stock that it wishes to subscribe for pursuant to the Standby Purchase Commitment, the excess funds paid by NAR in respect of the Subscription Price for shares not issued shall be returned by mail without interest or deduction as soon as practicable after the Expiration Date.]

                   (h) In case the holder of any Subscription Certificate shall exercise less than all the Rights evidenced thereby, a new Subscription Certificate evidencing the number of Rights remaining unexercised shall be issued by the Subscription Agent to the registered holder of such Subscription Certificate or to his duly authorized assigns, subject to the provisions of
Section 9 hereof.

                   (i) The Subscription Agent is authorized to accept only Subscription Certificates (other than Subscription Certificates delivered in accordance with the procedure for guaranteed delivery set forth in Section 7(b)), or transfers of Rights to its account at DTC, received prior to 5:00 p.m., New York City time, on the Expiration Date.

                   (j) Once a holder of Rights has exercised a Right, such exercise may not be revoked.

                   (k) Unless a Subscription Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holders of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

                   SECTION 8. Delivery of Stock Certificates.

                   (a) As soon as practicable after the Expiration Date, the Subscription Agent shall deliver to such exercising Rights holder certificates representing the shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

                   (b) As soon as practicable after the Expiration Date, the Subscription Agent shall deliver to NAR Certificates representing the shares of Common Stock purchased pursuant to the Standby Purchase Commitment.

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                   SECTION 9. Fractional Rights and Shares.

                   (a) The Company shall not issue fractions of Rights nor shall the Subscription Agent distribute Subscription Certificates which evidence fractional Rights. The number of Rights issued to each holder will be rounded up to the nearest whole number. All questions as to the validity and eligibility of any rounding of fractional Rights shall be determined by the Company in its sole discretion, and its determination shall be final and binding.

                   (b) The Company shall not issue fractional shares of Common Stock to exercising Rights holders upon exercise and acceptance of Rights.

                   SECTION 10. Transfer of Rights.

                   (a) Any holder may transfer (a) all of the Rights evidenced by a Subscription Certificate by properly endorsing the Subscription Certificate for transfer in accordance with the instructions accompanying the Subscription Certificate or (b) some of the Rights evidenced by a Subscription Certificate (but not fractional Rights) by delivering to the Subscription Agent such Subscription Certificate properly endorsed for transfer, with instructions to register the Rights to be transferred in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, the Subscription Agent shall issue a new Subscription Certificate evidencing the balance of the Rights to the holder or, if so instructed, to an additional transferee.

                   (b) Any holder may place an order with the Subscription Agent to sell all or some of the Rights evidenced by a Subscription Certificate by delivering to the Subscription Agent such Subscription Certificate properly executed for sale. If only a portion of the Rights evidenced by a single Subscription Certificate are to be sold, such Subscription Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold. Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will use its best efforts to complete the sale and, promptly following the Expiration Date, the Subscription Agent will send the Rights holder a check for the net proceeds from the sale of any Rights sold. If the Rights can be sold, sales of such Rights will be deemed to have been effected at the weighted average price received on the day such Rights are sold, less any applicable [brokerage] commissions, taxes and other direct expenses of sale. [Holders selling Rights will

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pay all brokerage commissions incurred by the Subscription Agent.] The
Subscription Agent will also attempt to sell all Rights which remain unclaimed as a result of Subscription Certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the fourth business day prior to the Expiration Date. Such sales will be made net of commissions on behalf of the nonclaiming Rights holders. The Subscription Agent will hold the proceeds from those sales for the benefit of such nonclaiming Rights holders until such proceeds are either claimed or escheat. The Subscription Agent's obligation to execute orders is subject to its ability to find buyers. There can be no assurance that the Subscription Agent will be able to sell any Rights or as to the prices the Subscription Agent may be able to obtain in such sales. In connection therewith, the Subscription Agent agrees that it (i) is acting solely on behalf and for the benefit of such holders who wish to sell their Rights and not as agent, or on behalf, of the Company, (ii) shall not accept any instructions from the Company with respect to the timing of such sales, (iii) shall effect all such sales in accordance with applicable law and (iv) shall not effect any such sales in a manner that would cause a material adverse change in the market for the Rights.

                   SECTION 11. Foreign and Certain Other Stockholders. The Subscription Agent shall not mail Subscription Certificates to holders of Common Stock whose addresses are outside the U.S. The Subscription Agent shall hold such Subscription Certificates for the account of such holders and upon notice from such holders shall exercise the Rights on their behalf. To so exercise such Rights, such stockholders must notify the Subscription Agent not later than 11:00 a.m., New York City time, on ____________ __, 1996. If no instructions have been received, the Rights represented thereby will be delivered by the Subscription Agent to the Subscription Agent who will use its best efforts to sell the Rights. The net proceeds, if any, from the sale of those Rights by the Subscription Agent will be remitted to such holders by the Subscription Agent. If the Rights can be sold, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent for the sale of all Rights through the Subscription Agent, less any applicable brokerage commissions, taxes and other expenses. In connection therewith, the Subscription Agent agrees that it (i) is acting solely on behalf and for the benefit of such holders who wish to sell their Rights and not as agent, or on behalf, of the Company, (ii) shall not accept any instructions from the Company with respect to the timing of such sales, (iii) shall effect all such sales in accordance with applicable law and (iv) shall not effect any such sales

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in a manner that would cause a material adverse change in the market for the
Rights.

                   SECTION 12. Reports. The Subscription Agent shall notify both the Company and its designated representatives by telephone as requested during the period commencing with the mailing of Subscription Certificates and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 7(b), the period ending five NASDAQ trading days after the Expiration
Date), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day of such request, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and the Standby Purchase Commitment, if any, and the number of such Rights for which payment has been received, (iii) the number of Rights subject to guaranteed delivery pursuant to Section 7(b) on such day, (iv) the number of Rights for which defective exercises have been received on such day and (v) cumulative totals derived from the information set forth in clauses (i) through (iv) above. At or before 5:00 p.m., New York City time, on the first NASDAQ trading day following the Expiration Date, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through (iv) above. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designated representatives with the information compiled pursuant to this Section 12 as any of them shall request. The Subscription Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Section 12 shall be accurate in all material respects.

                   SECTION 13. Future Instructions and Interpretation.

                   (a) All questions as to the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company whose determinations shall be final and binding. The Company in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of

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Subscription Certificates or incur any liability for failure to give such notification.

                   (b) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an authorized officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

                   SECTION 14. Payment of Taxes. The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Subscription Certificate or of the Underlying Shares; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or shares or a constructive dividend with respect to the Rights or shares and provided further that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of any Subscription Certificate or the issuance or delivery of certificates for shares of Common Stock in a name other than that of the registered holder of such Subscription Certificate evidencing the Rights exercised or transferred, and the Subscription Agent shall not register any such transfer or issue any such certificate until such tax or governmental charge, if required, shall have been paid.

                   SECTION 15. Cancellation and Destruction of Subscription Certificates. All Subscription Certificates surrendered for the purpose of exercise, exchange, substitution or transfer shall be canceled by the Subscription Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly permitted by provisions of this Agreement. The Company shall deliver to the Subscription Agent for cancellation and retirement, and the Subscription Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Subscription Agent shall deliver all canceled Subscription Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

                   SECTION 16. Right of Action. All rights of action in respect of this Agreement are vested in the Company and the respective registered holders of the

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Subscription Certificates, and any registered holder of any Subscription
Certificate, without the consent of the Subscription Agent or of the holder of any other Subscription Certificate, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Subscription Certificate in the manner provided in such Subscription Certificate and in this Agreement.

                   SECTION 17. Concerning the Subscription Agent;
Indemnification.

                   (a) The Company agrees to pay to the Subscription Agent compensation in accordance with the fee letter attached hereto as Exhibit B for all services rendered by it hereunder and, from time to time, on demand of the Subscription Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

                   (b) The Company also agrees to indemnify and hold the Subscription Agent harmless against any losses, claims, damages, liabilities, costs or expenses (including reasonable fees and disbursements of legal counsel) which the Subscription Agent may incur or become subject to arising from or out of any claim or liability resulting from actions taken as Subscription Agent pursuant to this Agreement; provided, however, that such covenant and agreement does not extend to, and the Subscription Agent shall not be indemnified or held harmless with respect to, such losses, claims, damages, liabilities, costs or expenses incurred or suffered by the Subscription Agent as a result, or arising out, of the Subscription Agent's negligence, misconduct, bad faith or breach of this Agreement. In connection therewith: (i) in no case shall the Company be liable with respect to any claim against the Subscription Agent unless the Subscription Agent shall have notified the Company in writing of the assertion of a claim against it or of any action commenced against it, promptly after the Subscription Agent shall have notice of a claim or shall have been served with the summons or other legal process giving information as to the nature and basis of the claim; (ii) the Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim and, if the Company so elects, it shall assume the defense of any such suit, in which event the Company shall not be liable for the fees and expenses of any additional counsel that the Subscription Agent may retain, so long as the Company shall retain counsel satisfactory to the Subscription Agent, in the exercise of the Subscription

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Agent's reasonable judgement, to defend such suit; and (iii) the Subscription
Agent agrees not to settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

                   (c) The Subscription Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Certificate, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

                   SECTION 18. Merger or Consolidation of Subscription Agent. Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent shall be a party, or any corporation succeeding to the corporate trust business of the Subscription Agent or any successor Subscription Agent shall be the successor to the Subscription Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                   SECTION 19. Duties of Subscription Agent. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Subscription Certificates by their acceptance thereof shall be bound:

                   (a) The Subscription Agent may consult with legal counsel (who may be, but is not required to be, legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                   (b) Whenever in the performance of its duties under this Agreement the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President or a Vice President (including any Senior or Executive Vice President) and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Subscription Agent; and such certificate shall be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                   (c) The Subscription Agent shall be liable hereunder only for its own negligence or willful misconduct.

                   (d) The Subscription Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Subscription Certificates or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

                   (e) The Subscription Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Subscription Agent) or in respect of the validity or execution of any Subscription Certificate; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Subscription Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Subscription Certificate or as to whether any shares of Common Stock will, when issued, be validly authorized and issued, fully paid and nonassessable.

                   (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Subscription Agent for the carrying out or performing by the Subscription Agent of the provisions of this Agreement.

                   (g) Nothing herein shall preclude the Subscription Agent from acting in any other capacity for the Company.

                   (h) The Subscription Agent shall comply with the information and backup withholding requirements of the

         Internal Revenue Code of 1986, as amended (the "Code"), including without limitation, where appropriate, on a timely basis, filing with the Internal Revenue Service and furnishing to holders of Rights duly completed Forms 1099B and 1099DIV. The Subscription Agent shall also collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirements of the Code.

                   (i) The Subscription Agent shall withhold from payments made to record owners amounts sufficient to comply with the backup withholding requirements of the Code. For purposes of backup withholding that may be applicable in respect of Rights distributed to record owners other than foreign holders, the Subscription Agent shall withhold and sell Rights on behalf of such record owners in amounts necessary to satisfy such backup withholding requirements.

                   SECTION 20. Notices to the Company, Holders and Subscription Agent. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, prepaid first-class mail, or telecopier:

                   (a) if to the Company, to:

                   Hanover Direct, Inc.
                   1500 Harbor Boulevard
                   Weehawken, New Jersey  07087
                   Attention:  Michael P. Sherman, Esq.
                   Telecopier:  (201) 392-5005

                   (b) if to the Subscription Agent, to:

                   American Stock Transfer & Trust Company
                   6201 Fifteenth Avenue
                   Brooklyn, New York  11219
                   Attention:  Donna Anesboro
                               Herbert Lemmer
                   Telecopier:  (718) 236-4588 or
                                (718) 234-5001

                   (c) if to a registered holder, at the address shown on the registry books of the Company.

                   All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; and when receipt is acknowledged, if telecopied.

                   SECTION 21. Supplements and Amendments. The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any holders of Subscription Certificates in order to cure any ambiguity or to correct or supplement any provision maintained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Subscription Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Subscription Certificates.

                   SECTION 22. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Subscription Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

                   SECTION 23. Termination. This Agreement shall terminate at 5:00 p.m., New York City time, on the thirtieth day following the Expiration Date. Upon termination of this Agreement, and provided that all shares of Common Stock for Rights accepted for execution prior to such termination are issued and delivered by the Company, the Company shall be discharged from all obligations under this Agreement except for its obligation to the Subscription Agent under
Section 17 hereof and except with respect to the obligation of the Company to provide instruction and direction to the Subscription Agent as may be provided in this Agreement.

                   SECTION 24. Governing Law. This Agreement and each Subscription Certificate shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

                   SECTION 25. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person corporation other than the Company, the Subscription Agent and the holders of the Subscription Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Subscription Agent and the holders of the Subscription Certificates.

                   SECTION 26. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                   SECTION 27. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                   IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be duly executed as of the date first above written.

                                  HANOVER DIRECT, INC.

                                  By:___________________________

                                  Title:________________________

                                  AMERICAN STOCK TRANSFER &
                                  TRUST COMPANY, Subscription
                                   Agent

                                  By:___________________________

                                  Title:________________________

                                    EXHIBIT A

                        FORM OF SUBSCRIPTION CERTIFICATE

                                 ATTACHED HERETO

                                    EXHIBIT B

                         SUBSCRIPTION AGENT'S FEE LETTER